Exhibit 3.1

ARTICLES SUPPLEMENTARY

SERIES B PREFERRED STOCK

OF

CONSTELLATION ENERGY GROUP, INC.

Pursuant to Section 2-208(b) of

the Maryland General Corporation Law

Constellation Energy Group, Inc. (the “Company”), a corporation organized and existing under and by virtue of the Maryland General Corporation Law (the “MGCL”), hereby certifies as follows:

FIRST: The charter of the Company (as amended and supplemented, the “Articles of Incorporation”) authorizes the issuance of up to 25,000,000 shares of preferred stock, par value $0.01 per share (the “Authorized Preferred Stock”), and further authorizes the Board of Directors of the Company to classify any unissued shares of Authorized Preferred Stock by setting the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the shares.

SECOND: On December 15, 2008, the Board of Directors of the Company by duly adopted resolutions classified and designated 11,600 shares of Authorized Preferred Stock as shares of Series B Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption:

1. Designation and Amount; Ranking.

(a) There shall be created from the Authorized Preferred Stock a series of preferred stock, designated as the “Series B Preferred Stock”, par value $0.01 per share (the “Preferred Stock”), and the number of shares of such series shall be 11,600. Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Preferred Stock to a number less than that number of shares of Preferred Stock then outstanding plus that amount of shares of Preferred Stock required to issue additional shares of Preferred Stock for at least eight Dividend Payment Dates pursuant to Section 3(a).

(b) The Preferred Stock will, with respect to dividend rights and rights upon a Liquidation or a Change of Control, rank (i) senior to all Junior Stock, (ii) on parity with all Parity Stock and (iii) junior to all Senior Stock.

2. Definitions. As used herein, the following terms shall have the following meanings:

(a) “Accrued Dividends” means, with respect to any share of Preferred Stock, as of any date, the accrued and unpaid dividends on such share through and including such date (whether or not authorized or declared).

(b) “Affiliate” means any Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity.

(c) “Articles” means these Articles Supplementary with respect to the Preferred Stock, as amended from time to time.

(d) “Articles of Incorporation” has the meaning set forth in the recitals.

(e) “Authorized Preferred Stock” has the meaning set forth in the recitals.

(f) “Beneficially Owned” means with respect to any securities having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

(g) “Board Observer” has the meaning set forth in Section 5(b).

(h) “Board of Directors” means the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(i) “Business Day” means a day other than a Saturday, Sunday or other day on which banks in the State of Maryland are required or authorized to close.

(j) “Capital Stock” of any Person means any and all securities (including equity-linked securities), interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preference Stock.

(k) “Cash Redemption” has the meaning set forth in Section 6(a).

(l) “Change of Control” means the consummation of any transaction or series of related transactions involving (i) any purchase or acquisition (whether by way of merger, share exchange, consolidation, business combination or similar transaction or otherwise) by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (such other Person or group, an “Acquiring Person”), of any of (A) securities representing a majority of the outstanding voting power of the Company entitled to elect the Board of Directors or (B) the majority of the outstanding shares of Common Stock, (ii) any sale, lease, exchange, transfer, license or disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken together as a whole, to an Acquiring Person, that is not the Company or a Subsidiary of the Company (iii) any merger, consolidation or business combination in which the holders of voting securities of the Company immediately prior to the transaction, as a group, do not hold securities representing a majority of the outstanding voting power entitled to elect the board of directors or other governing body of the surviving entity in such merger, consolidation or business

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combination, (iv) any merger, share exchange, consolidation, business combination or similar transaction or otherwise in which the Holders of the Preferred Stock do not receive securities having the same powers, preferences and rights as provided for herein or (v) Continuing Directors ceasing to constitute a majority of the members of the Board of Directors; provided, however, that the consummation of the sale of any Generation Assets and/or the Designated Interest (each, as defined in the Master Agreement) shall not be deemed to be a Change of Control.

(m) “Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

(n) “Common Stock” means the common stock, no par value, of the Company, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Company is a constituent corporation.

(o) “Company” has the meaning set forth in the recitals.

(p) “Continuing Directors” means a director who either was a member of the Board of Directors on the Original Issue Date or who becomes a member of the Board of Directors subsequent to that date and whose election, appointment or nomination for election is duly approved by a majority of the Continuing Directors on the Board of Directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors in which such individual is named as nominee for director.

(q) “Dividend Payment Date” means January 2, April 1, July 1 and October 1, of each year. The first Dividend Payment Date shall be the first of the foregoing dates that follows the Original Issue Date, provided, that if any such payment date is not on a Business Day then such dividend shall be payable on the next Business Day.

(r) “Dividend Rate” has the meaning set forth in Section 3(a).

(s) “Dividend Record Date” means, with respect to any dividend payable on a Dividend Payment Date, the preceding December 15, March 15, June 15 and September 15, with respect to any dividend payable on any other date, such date as may be determined by the Board of Directors.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(u) “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person.

(v) “Holder” or “holder” means a holder of record of shares of the Preferred Stock.

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(w) “Junior Stock” means all classes of Common Stock and each other class of Capital Stock or series of preferred stock of the Company established after the Original Issue Date by the Board of Directors, the terms of which expressly do not provide that such class or series ranks senior to or on parity with the Preferred Stock as to dividend rights and rights upon a Liquidation or a Change of Control.

(x) “Liquidation” means the voluntary or involuntary liquidation, dissolution or winding-up of the Company.

(y) “Liquidation Event” has the meaning set forth in Section 4.

(z) “Liquidation Preference” has the meaning set forth in Section 4.

(aa) “Master Agreement” means that certain Master Put Option and Membership Interest Purchase Agreement, dated as of December 17, 2008, by and among the Company, Purchaser, Électricité de France International, SA, a société anonyme organized under the laws of France and the parent company of Purchaser, and Constellation Energy Nuclear Group, LLC, as amended from time to time.

(bb) “MGCL” has the meaning set forth in the recitals.

(cc) “Note” has the meaning set forth in Section 3(a).

(dd) “Note Redemption” has the meaning set forth in Section 6(a).

(ee) “NYSE” means the New York Stock Exchange, Inc.

(ff) “Original Issue Date” means December 17, 2008.

(gg) “Parity Stock” means any class of Capital Stock or series of preferred stock of the Company established after the Original Issue Date by the Board of Directors and in accordance with the terms hereof, the terms of which expressly provide that such class or series will rank on parity with the Preferred Stock as to dividend rights and rights upon a Liquidation or a Change of Control.

(hh) “Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(ii) “Preference Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any series, class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, or as to payments upon a Change of Control, over shares of Capital Stock of any other series or class of such Person.

(jj) “Preferred Stock” has the meaning set forth in Section 1(a).

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(kk) “Purchaser” means EDF Development Inc., a Delaware corporation.

(ll) “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is converted or exchanged into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such dividend, distribution, cash, security or other property (whether or not such date is fixed by the Board of Directors of the Company or by statute, contract or otherwise).

(mm) “Recoverable Amount” has the meaning set forth in Section 7(h).

(nn) “Redemption” has the meaning set forth in Section 6(a).

(oo) “Redemption Notice” has the meaning set forth in Section 6(d).

(pp) “Redemption Price” has the meaning set forth in Section 6(a).

(qq) “Register” has the meaning set forth in Section 3(a).

(rr) “Required Holders” means as of any date the holders of more than 50% of the then-outstanding shares of Preferred Stock, voting together as a single class.

(ss) “Senior Notes” means the Company’s 10% Senior Notes, which will be evidenced by the form of Senior Note attached as Exhibit A to these Articles.

(tt) “Senior Stock” means each class of Capital Stock or series of preferred stock of the Company established after the Original Issue Date by the Board of Directors and in accordance with the terms hereof, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights and rights upon a Liquidation or a Change of Control.

(uu) “Special Triggering Event” means any of the following events:

(i) the failure of the Company to redeem the shares of Preferred Stock required to be redeemed on the applicable redemption date;

(ii) the failure of the Board Observer to be appointed in accordance with Section 5(b); or

(iii) the failure of the Company to reserve and keep available for issuance the number of authorized but unissued shares of Preferred Stock required to issue additional shares of Preferred Stock for at least eight Dividend Payment Dates pursuant to Section 3(a).

(vv) “Stated Value” means $100,000 per each share of Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate action having a similar effect with respect to the Preferred Stock.

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(ww) “Subsidiary” means a partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization of which a Person owns, directly or indirectly, more than 50% of the stock or other interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such entity.

3. Dividends.

(a) From and after the Original Issue Date, the Holders shall be entitled to receive when and if authorized by the Board of Directors subject to requirements under applicable law, on each Dividend Payment Date, dividends on each share of Preferred Stock, at a rate per annum equal to eight percent (8%) of the Stated Value as of the Dividend Payment Date (the “Dividend Rate”). Dividends shall be cumulative from the Original Issue Date and shall compound quarterly at the Dividend Rate then in effect. To the extent permitted by law and the Senior Promissory Note dated December 17, 2008, between the Company and MidAmerican Energy Holdings Company (the “Note”), the Board of Directors shall declare and pay such accrued dividends quarterly in arrears, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Original Issue Date; provided, that if any such payment date is not a Business Day then such dividend shall be payable on the next Business Day. Notwithstanding anything herein to the contrary, no dividend shall be declared by the Board of Directors or paid by the Company at such time as the terms of the Note specifically prohibit such declaration or payment. Accumulated but unpaid dividends shall be paid on the earliest date permitted by law and the Note. Dividends shall be payable, at the option of the Company, either (i) in cash, (ii) by issuance of additional shares of Preferred Stock or fractions thereof (based on a value per share of Preferred Stock equal to the Stated Value), or (iii) in any combination thereof. Each dividend shall be payable to the Holders of Preferred Stock as they appear on the securities register maintained in respect of the Preferred Stock by the Company (the “Register”) at the close of business on the corresponding Dividend Record Date. All dividends paid with respect to shares of Preferred Stock, whether in cash or shares of Preferred Stock, shall be paid pro rata to the Holders entitled thereto. The amount of dividends payable for any other period shorter or longer than a full dividend period, shall be computed on the basis of twelve 30-day months and a 360-day year. If and when any shares are issued under this Section 3(a) for the payment of Accrued Dividends, such shares shall be validly issued and outstanding and fully paid and nonassessable. Dividend payments, whether in cash or shares of Preferred Stock, shall be aggregated per Holder. Dividend payments (i) in cash shall be rounded to the nearest cent (with $.005 being rounded upward) and (ii) including fractional shares of Preferred Stock shall be calculated out to seven decimal places.

(b) Upon a Special Triggering Event, the then applicable Dividend Rate shall automatically be increased by two percent (2%) per annum from and including the date on which any such Special Triggering Event shall occur through but excluding the date on which the Special Triggering Event shall have been cured or waived by the Required Holders.

(c) No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Preferred Stock or Parity Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sum of cash or shares of Preferred Stock sufficient for the payment thereof is set apart for the payment of such dividend, upon all outstanding shares of Preferred

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Stock and Parity Stock. Notwithstanding the foregoing, if full cumulative dividends have not been paid on the Preferred Stock and all Parity Stock, all dividends declared and paid on the Preferred Stock and such Parity Stock shall be declared and paid pro rata so that the amounts of dividends declared and paid per share on the Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Preferred Stock and such Parity Stock bear to each other.

(d) No dividends or other distributions may be declared, made or paid, or set apart for payment upon, any Junior Stock, nor may any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Junior Stock) by or on behalf of the Company or any of its Subsidiaries, unless all Accrued Dividends shall have been or contemporaneously are declared and paid in cash or shares of Preferred Stock, or are declared and a sum of cash sufficient for the payment thereof is set apart for such payment, on the Preferred Stock and all Parity Stock for all dividend periods terminating on or prior to the dividend payment date for such declaration, payment, redemption, purchase or acquisition; provided, however, that the Company may purchase shares of Common Stock upon the exercise of stock options and vesting of restricted stock for purposes of withholding tax, cashless exercise and to satisfy option exercises in accordance with past practices.

4. Liquidation; Change of Control. In the event of any Liquidation or Change of Control (a “Liquidation Event”), the Holders of Preferred Stock then outstanding shall be entitled to be paid out of the assets and funds of the Company available for distribution to its stockholders an amount in cash per each share of Preferred Stock equal to (a) 100% of the Stated Value for each share of Preferred Stock outstanding on the date of such Liquidation Event, plus an amount equal to (b) all Accrued Dividends thereon to the date of the Liquidation Event before any payment shall be made or any assets distributed to the holders of any of the Junior Stock (the sum of (a) and (b) being referred to as the “Liquidation Preference”). Without limiting any rights and remedies of the Holders, if upon any such Liquidation Event, the remaining assets and funds of the Company available for distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Stock are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Preferred Stock and any of the holders of any Parity Stock, then the Holders of all such shares shall share ratably in such distribution of the remaining assets and funds of the Company in accordance with the amount which would otherwise be payable on such distribution if the amounts to which the Holders of outstanding shares of Preferred Stock and the holders of outstanding shares of such Parity Stock are entitled were paid in full.

5. Voting Rights; Observer.

The Holders shall be entitled to the following voting rights:

(a) General. The holders of record of shares of Series B Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 5.

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(b) Board Observer.

(i) Within two (2) Business Days following the Original Issuance Date, Purchaser shall have the right to appoint an observer (the “Board Observer”) to attend as a non-voting observer all meetings of the Company’s Board of Directors and each committee thereof, except for any portion of a meeting of the Board of Directors that intends to consider, or any committee formed to consider, a transaction between the Company and Purchaser, its Affiliates or any Holder that is Affiliated with the Board Observer or an Affiliate of any Holder that is Affiliated with the Board Observer. The Company shall provide the Board Observer with (i) notice of all meetings of the Board of Directors and (ii) all information delivered to the members of such Board of Directors prior to such meetings at the same time such notice and information is delivered to the members of the Board of Directors. The Company shall reimburse the Board Observer for all costs and expenses reasonably incurred in connection with attending any meetings of the Board of Directors or committees thereof. Notwithstanding the above, the Company has the right to withhold any information from the Board Observer and to exclude the Board Observer from any meeting or portion thereof of the Board of Directors or committees thereof if access to such information or attendance at such meeting, could:

(1) affect the attorney-client privilege between the Company and its counsel;

(2) result in the disclosure of highly confidential proprietary information;

(3) cause the Board of Directors to breach its duties to the Company and its stockholders; or

(4) result in a conflict between interests of the Company, on the one hand, and those of the Board Observer or its Affiliates, on the other hand.

The Company will use its reasonable efforts to ensure that any withholding of information or any restriction on attendance is limited only to the extent necessary set forth in the preceding sentence. Notwithstanding anything in the foregoing to the contrary, the Company shall be entitled to take actions and establish procedures to the extent reasonably required to restrict the access of the Board Observer to any restricted national security data of the Company or of any other Person whose national security data is in the possession or control of the Company. The Board Observer shall not have any authority to bind the Company.

(ii) Notwithstanding the foregoing, at such time as the aggregate amount of outstanding shares of Preferred Stock Beneficially Owned by Purchaser and its Affiliates is less than 33.3% of the shares of Preferred Stock issued to Purchaser or its Affiliates on the Original Issuance Date, Purchaser shall not be entitled to appoint the Board Observer under this Section 5(b).

(c) So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of the stockholders required by law or by the Articles of Incorporation, bylaws of the Company or these Articles, the Company shall not, and shall not permit its Subsidiaries to (in each case, whether by merger, consolidation, reorganization, operation of law or otherwise),

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without the written consent or affirmative vote at a meeting called for that purpose of the Required Holders:

(i) in the case of the Company, amend, alter, waive or repeal any provision of its Articles of Incorporation or Bylaws or these Articles (by merger, consolidation or otherwise) in any manner that would adversely affect the rights, preferences or privileges of the Preferred Stock or split, reverse split, subdivide, reclassify or combine the Preferred Stock or create, authorize or issue any Senior Stock or Parity Stock or any security convertible into, or exchangeable or exercisable for, shares of Senior Stock or Parity Stock;

(ii) authorize or effect a voluntary or involuntary liquidation, dissolution or winding up or adopt any plan for the same;

(iii) amend, alter, remove or repeal any provision of the Company’s or a Subsidiary’s charter (including articles supplementary) or bylaws (or equivalent organizational documents) or create, authorize or issue any shares of Capital Stock having a right to dividends (other than the Common Stock) or redemption;

(iv) (a) incur Indebtedness (as defined in Exhibit B hereto); provided, however, that the Company may incur Indebtedness in compliance with the Specified Indebtedness to Capitalization ratio attached as Exhibit B hereto, (b) increase the amount of the Company’s regular quarterly Common Stock dividend, (c) pay or distribute (by means of a dividend or otherwise) assets (including property or cash) to holders of the Company’s Capital Stock, in respect of such Capital Stock, other than distributions payable solely in stock, the payment of cash or stock dividends on the Preferred Stock pursuant to Section 3 or the payment of the Company’s regular cash dividend in a manner that otherwise complies with these Articles, as required by the terms of Capital Stock outstanding as of the Original Issuance Date or (d) engage in a self tender offer, redemption or share repurchase (whether privately negotiated or open market repurchases) of the Company’s Capital Stock in an aggregate amount in excess of $100,000,000, other than as required by the terms of Capital Stock outstanding as of the Original Issuance Date;

(v) if dividends have not been paid in full to holders of Preferred Stock in accordance with Section 3 hereof on two (2) consecutive Dividend Payment Dates, take any action that requires the approval of holders of Common Stock or other Capital Stock, other than the election of members of the Board of Directors and the ratification of the Company’s independent auditor at the Company’s regularly scheduled annual stockholders meeting;

(vi) enter into any transaction with any officer, director or Beneficial Owner of five percent (5%) or more of the Common Stock or any Affiliate of the foregoing, other than employment and compensation arrangements for officers, employees and directors in the ordinary course of business consistent with past practice.

Notwithstanding anything contained herein, for so long as the Master Agreement is in effect, the Company shall not be prohibited from taking any action permitted by the Master Agreement.

(d) Any action to be taken at any annual or special meeting of stockholders by the Holders may be taken without a meeting, without prior notice and without a vote, if a consent or

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consents in writing, setting forth the action so taken, shall be signed by the Holder or Holders of shares of Preferred Stock having no less than the minimum number of votes that would be required to take such action at a meeting at which the shares of Preferred Stock were present and voted. Prompt written notice of the taking of any action by the Holders by less than unanimous written consent shall be given to the Holders who did not consent in writing to the action.

6. Redemption Rights.

(a) Upon the closing of the sale of the Designated Interest (as defined in the Master Agreement), the Company shall redeem (a “Cash Redemption”) all, but not less than all, of the outstanding shares of Preferred Stock for an amount in cash equal to the sum of (a) 100% of the Stated Value for each share of Preferred Stock outstanding on the date of such Redemption, plus an amount equal to (b) all Accrued Dividends thereon to the date of the Redemption (the “Redemption Price”). If a closing of the sale of the Designated Interest has not occurred previously, then upon the termination of the Master Agreement by either party pursuant to its terms, the Company shall, regardless of the date of such termination, redeem on the later of the date of termination or December 31, 2009 (a “Note Redemption” and, together with a Cash Redemption, a “Redemption”) all, but not less than all, of the outstanding shares of Preferred Stock for Senior Notes with an original aggregate principal amount equal to the Redemption Price.

(b) If the Company is unable to redeem any shares of Preferred Stock then to be redeemed because such Redemption would violate the applicable laws of the State of Maryland, then the Company shall if requested by a Holder of Preferred Stock redeem such shares of Preferred Stock that it is permitted to redeem pursuant to the laws of the State of Maryland and shall redeem such other shares then subject to Redemption as soon thereafter as the Board of Directors determines that the redemption would not violate such laws.

(c) In the event of any Redemption of only a part of the then outstanding Preferred Stock then entitled to be redeemed, the Company shall effect such redemption pro rata among the holders thereof in proportion to the respective amounts which would otherwise be payable in respect to the shares of Preferred Stock held by them upon the date of such Redemption, if all amounts payable on or with respect to said shares were paid in full.

(d) At least ten (10) business days prior to the redemption date written notice shall be mailed, postage prepaid, by the Company to each holder of record of Preferred Stock at his, her or its post office address last shown on the Register, notifying such holder of the Redemption, specifying the redemption date and calling upon such holder to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Preferred Stock to be redeemed (such notice hereinafter referred to as the “Redemption Notice”). On or prior to each redemption date, each holder of Preferred Stock to be redeemed shall surrender his or its certificate or certificates representing such redeemed shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable (either in cash or in Senior Notes as specified in clause (a) above) to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall

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be issued representing the unredeemed shares. From and after the redemption date, unless there shall have been a default in payment of the Redemption Price or the Senior Notes shall not have been issued, all rights of the holders of the Preferred Stock designated for Redemption in the Redemption Notice (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

(e) Any shares of Preferred Stock so redeemed shall be permanently retired and canceled and shall no longer be deemed outstanding.

(f) The issuance or delivery of Senior Notes upon a Note Redemption pursuant to this Section 6 shall be made without charge to the Holder of shares of Preferred Stock for such Senior Notes or for any tax in respect of the issuance or delivery of such Senior Notes (excluding all income taxes or withholding taxes that would otherwise be imposed on such Holder), and such Senior Notes shall be issued or delivered in the respective names of, or in such names as may be directed by, the Holders of the shares of Preferred Stock redeemed.

7. Other Provisions.

(a) Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b) Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Maryland law, will have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of Preferred Stock must be in compliance with these Articles.

(c) The shares of Preferred Stock shall be issuable in whole or fractional shares.

(d) Unless otherwise specifically provided herein, all notice periods referred to herein shall commence on the date following the mailing of the applicable notice.

(e) If at any time the Company is required to make any payment to a Holder pursuant to these Articles, the Company does not have sufficient funds legally available to make such payment, the Company shall, to the extent permitted by applicable law, make as much of such required payment as is, in the good faith determination of the Board of Directors legally permissable, ratably to each Holder in proportion to the number of shares of Preferred Stock held by such Holder, and shall thereafter from time to time, as soon as it shall have funds available therefor, make payment of as much of the remaining amount of such required payment as it legally may until it has made such payment in its entirety. For the avoidance of doubt, such partial payments shall not reduce or waive the rights of the Holders hereunder.

(f) The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to these Articles as a whole and not merely to the specific section, paragraph or clause in

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which such word appears. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The definitions given for terms in Section 2 and elsewhere in these Articles shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(g) Any of the rights of the Holders set forth herein (including, without limitation, any rights to notices, adjustments, board seats or otherwise) may be waived by any Holder with respect to such Holder and by the affirmative consent or vote of the Required Holders, and such waiver shall be binding on all Holders.

(h) The Company shall be entitled to deduct and withhold from the dividends payable to any Holder hereunder the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, or local tax law. Any amounts so withheld shall be paid over to the appropriate taxing authority. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated as having been paid to the appropriate Holder.

(i) Breach of Redemption Right. In the event the arbitral body provided for in the Master Agreement determines by a final and binding decision that Purchaser owes damages to the Company under the Master Agreement (the amount of any such damages, the “Recoverable Amount”), the Company shall have the right to redeem that number of shares of Preferred Stock with a Stated Value equal to or less than the Recoverable Amount for $0.01 per share. If certificates are not surrendered upon payment by the Company, such shares so redeemed shall be deemed no longer outstanding. Such redemption shall be made pursuant to Section 6(c), (d) and (e) hereof.

8. Transferability. Shares of Preferred Stock may not be transferred by any Holder prior to the consummation of the sale of the Designated Interest (as defined in the Master Agreement) unless the transferee acknowledges in writing to the Company that it understands and acknowledges the provisions of Section 8 hereof and Section 9.12 of the Master Agreement. As soon as practicable after the Company has received (i) such acknowledgement, and (ii) customary representations, certifications and opinion of counsel knowledgeable in securities law matters to the effect that such transfer of Preferred Stock may be effected without registration of such Preferred Stock under the Securities Act of 1933, as amended, the Company shall transfer such Preferred Stock in the name of the transferee on the books and records of the Company. Any such transfer absent such acknowledgement shall be void ab initio.

THIRD: The shares of Series B Preferred Stock have been classified and designated by the Board of Directors of the Company under the authority contained in the Articles of Incorporation.

FOURTH: These Articles Supplementary have been approved by the Board of Directors of the Company in the manner and by the vote required by law.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the

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undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

* * * * *

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Senior Vice President and General Counsel and attested to by its Assistant Secretary on this 17th day of December, 2008.

CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Charles A. Berardesco
Name:	Charles A. Berardesco
Title:	Senior Vice President and General Counsel

ATTEST:

By:	/s/ Sean J. Klein
Name:	Sean J. Klein
Title:	Assistant Secretary

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EXHIBIT A

Form of Senior Note

A-1

EXHIBIT A

Form of Senior Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED PURSUANT TO THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

SENIOR PROMISSORY NOTE

$[ ]	New York, New York
R -	[1]

FOR VALUE RECEIVED, the undersigned, CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Company”), hereby unconditionally promises to pay to the order of                                         , a                                  (the “Initial Holder”), or its assigns (any such assigns, together with the Initial Holder, the “Holder”), the principal sum of [                    ] ($[                    ]) on the date specified herein, with interest on the unpaid balance of such amount from the date hereof at the rate of interest specified herein.

1.	DEFINITIONS

Capitalized terms and other defined terms used in this Note shall (unless otherwise provided elsewhere in this Note) have the meanings given to them in Annex 1 hereto.

All references to Sections contained herein shall refer to Sections of this Note unless otherwise stated or the context otherwise requires.

Except as otherwise provided in this Note, all computations and determinations as to accounting or financial matters (including financial covenants) shall be made in accordance with GAAP consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. All financial statements to be delivered pursuant to this Note shall be prepared in accordance with GAAP.

All other undefined terms contained in this Note shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein.

The words “include,” “includes,” “including” and “such as” shall be construed as if followed by the phrase “without limitation.”

The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Note as a whole, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection or clause contained in this Note.

[1]	Insert Issue Date.

Unless the context otherwise requires, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

2.	TERMS OF PAYMENT

2.1	Principal. The Company shall pay the entire unpaid principal amount of this Note, together with accrued and unpaid interest thereon through the date of such payment, on the Maturity Date.

2.2	Optional Prepayment. The Company may, at any time, upon three days’ prior written notice, prepay the outstanding principal amount of this Note, without premium or penalty, in whole or ratably in part, together with accrued and unpaid interest thereon, through the date of such prepayment on the principal amount prepaid. Any such prepayment by the Company shall be applied in the following order: (i) then due and payable fees and expenses under the Note; (ii) then due and payable interest payments on the Note; and (iii) the principal of the Note.

2.3	Interest.

(a)	The Company shall pay interest on the unpaid principal amount of this Note commencing on the date hereof until such principal amount shall be paid in full at the Applicable Rate. Interest shall be payable monthly in arrears on the last Business Day of each month and on the date of each payment or prepayment of the principal hereof. All payments of interest hereunder shall be computed on the basis of a 360-day year and the number of days elapsed (including the first day but excluding the last day).

(b)	If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of interest thereon, shall be payable at the then Applicable Rate during such extension.

(c)	Notwithstanding the foregoing, if any Event of Default shall have occurred and be continuing, the Company shall pay interest on (i) the unpaid principal amount hereof, payable on demand, at a rate per annum equal to the Applicable Rate plus 3.0% per annum and (ii) the amount of any cost, expense or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full), at a rate per annum equal to the Applicable Rate plus 3.0% per annum.

(d)

Notwithstanding anything to the contrary set forth in this Section 2.3, if at any time until the Maturity Date the Applicable Rate exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Lawful Rate”), then, in such event, and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that, to the extent permitted by applicable law, if at any time thereafter the Applicable Rate is less than the Maximum Lawful Rate, the Company shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Holder hereunder is equal to the total interest which Holder would have received had the Applicable Rate been (but for the operation of this paragraph) the interest rate payable since the date hereof. Thereafter, the interest rate payable hereunder shall be the Applicable Rate unless and until the Applicable Rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Holder pursuant to the terms hereof exceed the amount which Holder could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If a court of competent jurisdiction, notwithstanding the provisions of this Section 2.3(d), shall make a final determination that Holder has received interest hereunder in excess of the Maximum Lawful Rate, Holder shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid under its Note, then to the principal amount of its Note (without premium or penalty), then to other unpaid Obligations and thereafter shall refund any excess to the Company or as a court of competent jurisdiction may otherwise order.

2.4	Receipt of Payment. The Company shall make each payment under this Note not later than 12:00 noon (New York City time) on the Business Day when due, in lawful money of the United States of America, in immediately available funds to Holder’s depository bank as designated by Holder from time to time for deposit in Holder’s depositary account. For purposes only of computing interest hereunder, all payments shall be applied by Holder to the Note on the day payment has been received by Holder in immediately available funds as provided herein.

2.5	Taxes, Etc. [2]

(a)	Any and all payments by or on account of any obligation of the Company hereunder shall be made without setoff, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes or Other Taxes; provided that if the Company shall be required by applicable Requirements of Law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions Holder receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Company shall make such deductions or withholdings and (iii) the Company shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law.

[2]	Note that tax provisions may need to be modified in the event that the Holder is not a Delaware corporation.

(b)	Status of Holders. The Initial Holder shall deliver a properly executed Form W-9 to the Company prior to the date of any payment of interest hereunder. Any Foreign Holder that is entitled to an exemption from or reduction of withholding tax under United States law (or any treaty to which the United States is a party) with respect to payments hereunder shall deliver to the Company, at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding. In addition, any Holder, if requested by the Company, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not such Holder is subject to withholding, backup withholding, or information reporting requirements.

2.6	Setoff Right. In the event any arbitral tribunal having valid jurisdiction over a claim or dispute arising under the Master Agreement determines by a final nonappealable judgment that Purchaser or Purchaser’s Parent (as such terms are defined in the Master Agreement) owes damages to the Company under the Master Agreement (the amount of such damages, the “recoverable amount”), the Company shall have the right to setoff against Obligations then payable hereunder and (if no Obligations are then payable) principal of this Note an amount equal to or less than the recoverable amount. At the time of effecting any such setoff, the Company shall provide Holder notice describing in reasonable detail the Obligations being set-off.

3.	FINANCIAL STATEMENTS AND OTHER INFORMATION

3.1	Financial Statements. The Company covenants and agrees that, from and after the date hereof and until all the Obligations have been paid in full, it shall deliver to Holder:

(a)	within 45 days after the end of the first three fiscal quarters of each Fiscal Year, (i) a copy of the unaudited balance sheets of the Company Parties as of the close of such quarter and related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such quarter, and (ii) a copy of the unaudited statements of income of the Company Parties for such quarter, all prepared in accordance with GAAP (subject to normal year end adjustments) and accompanied by the certification of the chief executive officer or chief financial officer of the Company that all such financial statements present fairly in accordance with GAAP (subject to normal year end adjustments) the financial position, the results of operations and the cash flows of the Company Parties as of the end of such quarter and for the portion of the fiscal year then ended; and

(b)	within 90 days after the close of each Fiscal Year, a copy of the annual audited financial statements of the Company Parties, consisting of a balance sheet and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP, certified without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit by PriceWaterhouseCoopers LLP or other firm of independent certified public accountants of recognized national standing reasonably acceptable to the Holder; all such financial statements to be complete and correct in all material respects.

3.2	Reports, and Other Information. The Company covenants and agrees that, from and after the date hereof and until all the Obligations have been paid in full, it shall deliver to Holder:

(a)	concurrently with the delivery of the financial statements referred to in Sections 3.1(a) and 3.1(b), a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, the Company during such period has observed or performed all of its covenants and other agreements contained in this Note to be observed or performed by it, and that such Responsible Officer has obtained no knowledge of any Event of Default, except as specified in such certificate;

(b)	not later than 30 days after the end of each fiscal year of the Company, a copy of the projections by the Company of the operating budget and cash flow budget of the Company and its subsidiaries for the current fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice and that such Responsible Officer has no reason to believe they are incorrect or misleading in any material respect;

(c)	at the same time the same are sent, copies of all financial statements and reports which the Company sends to its stockholders, and at the same time the same are filed, copies of all financial statements and reports which the Company may make to, or file with, the SEC unless such material is available electronically at www.sec.gov.; and

(d)	promptly, such additional financial and other information as Holder from time to time may reasonably request.

4.	AFFIRMATIVE COVENANTS

The Company covenants and agrees that from and after the date hereof and until all the Obligations have been paid in full:

4.1	Payment of Obligations. The Company shall, and shall cause each of the other Company Parties to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect hereto have been provided on the books of the Company or the Company Parties, as the case may be.

4.2	Conduct of Business and Maintenance of Existence. The Company shall, and shall cause each of the other Company Parties to, continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and status (including, in the case of the Company, its good standing with the State Department of Assessments and Taxation of Maryland) and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of business except as otherwise permitted pursuant to Section 5.3; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

4.3	Maintenance of Property; Insurance. The Company shall, and shall cause each of the other Company Parties to, keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or similar business; and furnish to Holder, upon request, full information as to the insurance carried.

4.4	Inspection of Property; Books and Records. The Company shall keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of the financial transactions of the Company Parties, are made in accordance with GAAP and all requirements of law. The Company shall permit Holder, at Holder’s expense, to visit and inspect the Company Parties’ properties, to examine their books of account and records and to discuss their affairs, finances and accounts with their officers, all at such reasonable times as may be requested by Holder; provided, however, that the Company shall not be obligated pursuant to this Section 4.4 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

4.5	Notices. The Company shall promptly give notice to Holder of

(a)	the occurrence of any Default or Event of Default;

(b)	any litigation or proceeding affecting the Company or any Company Party in which the amount involved is $20,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought; and

(c)	the occurrence of any event having or that could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 4.5 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

5.	NEGATIVE COVENANTS[3]

The Company covenants and agrees that from and after the date hereof and until all the Obligations have been paid in full:

5.1

Liens, Etc. The Company shall not, nor shall it permit any of its Material Subsidiaries to, create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties or rights, whether now owned or hereafter acquired, or assign any right to receive income, services or property (any of the foregoing being referred to herein as a “Lien”), except that the foregoing restrictions shall not apply to Liens: [4]

[3]

Section 5 and all corresponding definitions thereto will be modified to reflect corresponding changes set forth in the Second Amended and Restated Credit Agreement, dated as of December 17, 2008, among the Company, the lenders named therein, Wachovia Bank, National Association, as Administrative Agent, LC Bank and Swingline Lender, and Wachovia Bank, National Association, as Collateral Agent, which is attached as Exhibit F to the Master Agreement.

(a)	on the property of any Material Subsidiary, securing an aggregate principal amount of $123,123,000 of the obligations of BG&E under that certain Indenture or Deed of Trust, dated as of February 1, 1919, between BG&E and Deutsche Bank Trust Company Americas (formerly known as Banker’s Trust Company), as Trustee, as amended and restated on June 20, 1995 (the “Indenture”), as such amount is reduced pursuant to the provisions of the Indenture;

(b)	for taxes, assessments or governmental charges or levies on property of the Company or any Material Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

(c)	imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business;

(d)	arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, or other social security or similar legislation;

(e)	to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, surety or similar bonds or other similar obligations made in the ordinary course of business;

(f)	arising out of purchase money mortgages or other Liens on property acquired by the Company or any Material Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that no such Lien shall exceed the fair market value of the property acquired (as determined at the time of purchase), or extend to or cover any property other than the property being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

(g)	constituting attachment, judgment and other similar Liens arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith by proper proceedings or the payment of which is covered in full (subject to customary deductible amounts) by insurance maintained with responsible and reputable insurance companies or associations;

(h)	constituting easements, restrictions and other similar encumbrances arising in the ordinary course of business, which in the aggregate do not materially adversely affect the Company’s or any Material Subsidiary’s use of its properties; or

(i)	created pursuant to Section 6.02(b) of the Wachovia Facility on the Cash Collateral Account (as defined in the Wachovia Facility) or on cash collateral accounts established by the Company to secure investments and guarantees.

5.2	Mergers, Etc. The Company shall not, nor shall it permit any of its Material Subsidiaries to, merge or consolidate with any Person, unless:

(a)	in the case of any such merger or consolidation involving the Company, the surviving or resulting entity is (A) the Company or (B) with the written consent of Holder, a Subsidiary of the Company; provided that such Subsidiary of the Company expressly assumes in writing all of the obligations of the Company under this Note and executes and delivers such other documents, instruments, certificates and opinions as Holder may reasonably request;

(b)	in the case of any such merger or consolidation involving a Material Subsidiary, the surviving or resulting entity is a wholly-owned Subsidiary of the Company; and

(c)	immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

5.3	Sale of Assets, Etc. The Company shall not, nor shall it permit any of its Material Subsidiaries to, sell, transfer, lease, assign or otherwise convey or dispose of assets (whether now owned or hereafter acquired) to an unrelated third party, in any single or series of transactions, whether or not related, except:

(a)	the sale of electricity or natural gas and related and ancillary services, other commodities, and any other assets in the ordinary course of business;

(b)	the sale or other disposition of obsolete or worn out property and other assets (including inventory) in the ordinary course of business;

(c)	the sale of any investment in any security with a maturity of less than one year;

(d)	the abandonment or disposition of patents, trademarks or other intellectual property that are, in the Company’s reasonable judgment, no longer economically practicable to maintain or useful in the conduct of the business of the seller;

(e)	the sale or other disposition of the following assets: all international assets, all non-core real estate assets, and the investment portfolio of Constellation Investments, Inc., a Maryland corporation;

(f)	sales or other dispositions of assets not in the ordinary course of business, the value of which, individually, or in the aggregate, does not exceed 25% of the consolidated assets of the Company and its subsidiaries, as reflected on the then-most-recent quarterly balance sheet, where the value of the assets being sold or disposed of is the book value of such assets;

(g)	any disposition of a leasehold interest (in the capacity of lessee) in any real or personal property in the ordinary course of business;

(h)	any license or sublicense of intellectual property that does not interfere with the business of the Company or any Material Subsidiary; or

(i)	the sale or disposition of any asset if such proceeds are redeployed in the business of the Company or its Subsidiaries within 18 months from the date of such sale or disposition, as the case may be.

5.4	Plans. The Company shall not, nor shall it permit any of its Material Subsidiaries to:

(a)	engage in any “prohibited transaction,” as such term is defined in Section 4975 of the Tax Code or Section 406 of ERISA (other than transactions that are exempt by ERISA, its regulations or its administrative exemptions), with respect to any Plan that results in a Material Adverse Effect;

(b)	incur or permit any ERISA Affiliate of the Company to incur any “accumulated funding deficiency” (within the meaning of Section 412 of the Tax Code) that results in a Material Adverse Effect;

(c)	terminate, or permit any ERISA Affiliate of the Company to terminate, any Title IV Plan, or permit the occurrence of any event or condition that would cause a termination by the PBGC of any Title IV Plan that results in a Material Adverse Effect;

(d)	withdraw or effect a partial withdrawal from or permit any ERISA Affiliate of the Company to withdraw or effect a partial withdrawal from, a Multiemployer Plan that results in a Material Adverse Effect;

(e)	permit any lien upon the property or rights to property of the Company or any Material Subsidiary under Section 302(f) of ERISA that results in a Material Adverse Effect; or

(f)	incur any liability under ERISA, the Tax Code or other applicable law in respect of any Plan maintained for the benefit of employees or former employees of the Company or an ERISA Affiliate of the Company (other than liability to pay benefits, contributions, premiums or expenses when due in the ordinary course of the operation of such Plan) that results in a Material Adverse Effect.

5.5	Nature of Business. The Company shall not, nor shall it permit any of its Material Subsidiaries to, alter the character of its business from that of being predominantly in the energy business.

5.6	Specified Indebtedness to Capitalization. The ratio of (i) Specified Indebtedness of the Company and its Subsidiaries taken as a whole to (ii) Capitalization of the Company and its Subsidiaries taken as a whole shall at all times be less than or equal to .65 to 1.0.

6.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

6.1	Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)	The Company shall fail to pay any principal of this Note when due in accordance with the terms hereof.

(b)	The Company shall fail to pay any interest on this Note, or any other amount payable hereunder (other than amounts in respect of principal), within three days after such interest or other amount becomes due in accordance with the terms hereof.

(c)	The Company shall fail to perform, keep or observe (or fail to cause any other Company Party to perform, keep or observe, as the case may be) any provision, covenant or agreement contained in Section 3, Section 4.5 or Section 5 of this Note.

(d)	The Company shall fail to perform, keep or observe (or fail to cause any other Company Party to perform, keep or observe, as the case may be) any other provision, covenant or agreement of or contained in this Note (other than as provided in Sections 6.1 (a), (b) or (c)) and the same shall remain unremedied for a period of 30 days.

(e)	Any Company Party shall:

(i)	default in the payment of principal of or interest of any Indebtedness (other than the Note) having an aggregate principal amount of $10,000,000 or more, or in the payment of any Contingent Obligation in an amount of $10,000,000 or more, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created; or

(ii)	default in the observance or performance of any other agreement or condition relating to any such Indebtedness or any such Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Contingent Obligation to become payable.

(f)

(i) Any Company Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Company Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Company Party any case, proceeding or other action of a nature referred to in clause (i) above which (A)results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed for a period of 60 days or (iii) there shall be commenced against any Company Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Company Party shall take any action in furtherance of, or acquiescence in, any of the acts set forth in clauses (i),(ii), (iii) or (iv) above; or (v) any Company Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

(g)	Any representation or warranty made by any Company Party in the Stock Purchase Agreement or in any certificate, instrument or written statement contemplated by or made or delivered pursuant to or in connection with this Note or the Stock Purchase Agreement, shall prove to have been incorrect when made or deemed made in any material respect.

(h)	A Change of Control shall have occurred.

(i)	One or more judgments or decrees shall be entered against any Company Party involving in the aggregate a liability (not paid or fully covered by insurance in respect of which a solvent and unaffiliated insurance company has acknowledged coverage in writing) of $20,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.

(j)	This Note or any material provision hereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any company Party or any Governmental Authority seeking to establish the invalidity or unenforceability hereof or thereof (exclusive of questions of interpretation of any provision hereof or thereof), or the Company (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations.

(k)	One or more ERISA Events shall have occurred that, in the opinion of Holder, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect (and such ERISA Event shall remain unremedied for a period of 10 Business Days).

6.2	Remedies. If any Event of Default specified in Section 6.1 shall have occurred and be continuing, the Holder may, by notice to the Company, declare all Obligations to be forthwith due and payable, whereupon all such Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company, anything contained in this Note to the contrary notwithstanding; provided, however, that upon the occurrence of an Event of Default specified in Section 6.1(f) hereof, all Obligations shall automatically become immediately due and payable without declaration, notice or demand, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company, anything contained in this Note to the contrary notwithstanding. If a Change of Control has occurred and Holder has declared all Obligations to be due and payable, the Company shall make an additional payment in an amount equal to 1.0% of the outstanding principal balance of this Note at the time of such Change of Control which amount shall be payable on demand by Holder and shall be payable in addition to all other Obligations payable hereunder.

6.3	Waivers by the Company. Except as otherwise provided for in this Note, the Company waives presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate and notice of acceleration. The Company acknowledges that it has been advised by counsel of its choice with respect to this Note and the transactions evidenced by this Note.

7.	MISCELLANEOUS

7.1	Complete Agreement; Modification of Note. This Note, the Stock Purchase Agreement, the Investor Rights Agreement and the Master Agreement constitute the complete agreement between the parties with respect to the subject matter hereof. No amendment or waiver of any provision of this Note, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

7.2	Assignment. (a) Holder may sell, assign, pledge, convey or transfer to any other Person all or any portion of its rights under this Note without the consent of the Company; provided that such Person acknowledges in writing to the Company that it understands and acknowledges the provisions of Section 9.12 of the Master Agreement including but not limited to an acknowledgment of the rights of the Company and of Constellation Nuclear Group to give effect to their remedies under Section 9.12 of the Master Agreement. The Company shall establish and maintain a register reflecting the name and address of Holder and each subsequent assignee (excluding any person holding a security interest herein).

(b)	Under no circumstances shall the Company be permitted to assign any of its obligations under this Note and any attempt by the Company to assign such obligations shall be null and void except in connection with a merger permitted under Section 5.3 hereof.

(c)	In the event that this Note is assigned in whole or in part, then the Company, at the request of any Holder, will at such time execute a new note or notes (all such notes, together with this Note, the “New Notes”) substantially equivalent to this Note, payable to each Holder, for a principal amount equal to the principal owing to each Holder (it being understood that the aggregate principal amount of all Notes shall not exceed the aggregate principal amount of this Note). Upon any such assignment, this “Note” shall be deemed to refer to all such New Notes, and “Holder” shall refer to each and every Holder of the New Notes.

(d)	The Note may not be transferred or assigned by any Holder unless the transferee acknowledges in writing reasonably satisfactory to the Company that such transferee understands and agrees to Sections 4.4, 4.5 and 4.6 of the Stock Purchase Agreement. Any transfer absent such acknowledgment shall be void ab initio.

(e)	At the time of each assignment to a Foreign Holder, such Foreign Holder shall provide to the Company such properly completed and executed documentation as described in Section 2.5(b).

7.3	Fees and Expenses. The Company agrees:

(a)	to pay or reimburse Holder for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, and execution of, and any amendment, supplement or modification to, this Note and any other documents prepared in connection herewith and therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel for Holder;

(b)	to pay or reimburse Holder for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Note and any such other documents, including, without limitation, fees and disbursements of counsel for Holder;

(c)	to pay, indemnify and hold Holder harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of this Note and any such other documents (“Other Taxes”); and

(d)	to pay, indemnify and hold Holder harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether in contract, in tort or on any other ground), judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, the Note, or any other documents contemplated by or referred to herein or therein or any action taken by Holder with respect to any of the foregoing (all of the foregoing, collectively, the “indemnified liabilities”); provided, that the Company shall have no obligation hereunder to Holder with respect to indemnified liabilities arising solely from the gross negligence or willful misconduct of Holder, as determined by a court of competent jurisdiction in a final nonappealable judgment.

7.4	No Waiver by Holder. Holder’s failure, at any time or times, to require strict performance by the Company of any provision of this Note shall not waive, affect or diminish any right of Holder thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Holder of an Event of Default shall not suspend, waive or affect any other Event of Default under this Note whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Company contained in this Note and no Event of Default by the Company under this Note shall be deemed to have been suspended or waived by Holder, unless such suspension or waiver is by an instrument in writing signed by Holder (as such term is defined in the applicable provision hereof) and directed to the Company specifying such suspension or waiver. The provisions of the Note may be amended, modified or waived with the written consent of Holder.

7.5	Remedies. Holder’s rights and remedies under this Note shall be cumulative and non-exclusive of any other rights and remedies which Holder may have under any other agreement, by operation of law or otherwise.

7.6	Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

7.7	Parties. This Note shall be binding upon, and inure to the benefit of, the successors of the Company and Holder and, the assigns of Holder.

7.8	Authorized Signature. Until Holder shall be notified by the Company to the contrary, the signature upon any document or instrument delivered pursuant hereto of any duly elected officer of the Company shall bind the Company and be deemed to be the act of the Company.

7.9	Governing Law.

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)	In the event of any dispute arising out of or in connection with this Note, including any dispute regarding its existence, termination or validity, each party shall have the right to have recourse to and shall be bound by the pre-arbitral referee procedure of the International Chamber of Commerce in accordance with its rules for a Pre-Arbitral Referee Procedure. All disputes arising out of or in connection with this Note (including as to existence, termination and validity) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators appointed in accordance with said Rules. The place of the pre-arbitral referee procedure and of the arbitration procedure shall be New York, New York, United States of America. The proceedings before the arbitral tribunal (including with respect to the Pre-Arbitral Referee Procedure) shall be governed by the Rules. The rules of law to be applied by the arbitral tribunal to the merits of the dispute shall be the rules of laws of the State of New York. The language of the arbitration shall be English. Evidence shall be provided in English and pleadings shall be done in English. The arbitral tribunal shall render its decision within six months from the date of signature of the terms of reference.

(c)	Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties waive to the extent permitted by applicable law any rights to appeal or to review of such award by any court or tribunal. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

7.10	Register. The Holder, acting as agent of the Company, shall maintain a register on which it will record the obligation to the Holder represented by the Note and each repayment in respect of the principal and interest of such Note. The entries in the register shall be conclusive, and the Holder and the Company shall treat each person whose name is recorded in the register pursuant to the terms hereof as the Holder. Failure to make any such recordation, or any error in such recordation, shall not affect the Company’s obligations in respect of such Note.

7.11	Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Note (each, a “Notice”) shall be in writing and shall be (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission, provided that the original copy thereof also is sent by pre-paid, first class certified or registered mail or by next-day or overnight mail or personal delivery:

(i) if to the Company, to

Constellation Energy Group, Inc.

750 E. Pratt Street

Baltimore, Maryland 21202

Attention: Charles Berardesco

Fax: (410) 470-5741

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022-4611

Attention:	George Stamas
Mark Director

Fax: (202) 879-5200

(ii) if to Holder, to

[                                         ]

[                                         ]

Attention: [    ]

Fax: [    ]

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Ave., N.W.

Washington, D.C. 20005

Attention:	Michael P. Rogan
Jeremy D. London

Fax: (202) 661-8200

or, in each case at such other address as may be specified in a Notice to the Company or Holder, as the case may be. Any Notice shall be deemed effective and given upon receipt (or intentional refusal of receipt by the addressee of such Notice).

7.12	Titles. The Section and paragraph titles contained in this Note are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

7.13	Exhibits, Etc. All exhibits, schedules and annexes to this Note constitute part of this Note and are hereby incorporated by this reference in this Note.

IN WITNESS WHEREOF, this Note has been duly executed in New York, New York as of the date first written above.

CONSTELLATION ENERGY GROUP, INC.

By:
Name:
Title:

Acknowledged and Agreed:

By:
Name:
Title:

Annex 14

Certain Definitions and Rules of Interpretation

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person; provided, that the Company shall not be deemed to be an Affiliate of any Wholly-Owned Subsidiary of the Company and no Wholly-Owned Subsidiary of the Company shall be deemed to be an Affiliate of any other Wholly-Owned Subsidiary. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Applicable Rate” shall mean 10.0% per annum.

“BG&E” shall mean Baltimore Gas and Electric Company, a Maryland corporation and a Wholly-Owned Subsidiary of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Capital Lease Obligation” shall mean, with respect to any Person, as of the date of determination, the obligations of such Person to pay rent and other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Capitalization” shall mean, with respect to any Person, the sum of (i) the aggregate of the capital stock, including preferred and preference stock, (but excluding treasury stock and capital stock subscribed and unissued) and other equity accounts (including retained earnings, paid-in capital and minority interest) of such Person and its Subsidiaries as the same appears on its balance sheet prepared in accordance with GAAP as of the date of determination, but including (without duplication and except as expressly provided otherwise herein) Equity-Preferred Securities of such Person and its Subsidiaries and excluding the effect on accumulated other comprehensive income (loss) resulting from (A) Financial Accounting Statement No. 133 (Accounting for Derivative Instruments and Hedging Activities) and (B) any pension and other post-retirement benefits liability adjustments recorded in accordance with GAAP, and (ii) the amount of all Specified Indebtedness of such Person and its Subsidiaries as of the same date.

“Capitalized Lease Obligation” shall mean any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property, which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with GAAP, and for purposes hereof the amount of such obligation shall be the capitalized amount determined in accordance with such principles.

“Cash Equivalents” shall mean (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof

[4]	To be updated consistent with the revisions to Section 5.

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and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition; (ii) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (iii) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (iv) repurchase obligations of any commercial bank satisfying the requirements of clause (ii) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (v) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (vi) securities with maturity of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (ii) of this definition; and (vii) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (i) through (vi) of this definition.

“Change of Control” shall mean, at any time, the occurrence of any of the following: (i) the Company at any time ceases to own directly or indirectly 100% of the Stock of each of BG&E, Constellation Nuclear Group and Constellation Commodities Group or ceases to have the power to vote or direct the voting of such Stock, (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock of the Company representing more than 35% of the aggregate voting power and aggregate economic interests represented by the total issued and outstanding Voting Stock beneficially owned by such person or group which are represented by options, warrants or other convertibles securities); or (iii) during any period of 12 consecutive months, a majority of the members of the Board of Directors of the Company cease to be composed of individuals (A) who were members of that Board of Directors at the commencement of such period, (B) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clause (A) constituting at the time of such election or nomination at least a majority of that Board of directors or (C) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clauses (A) and (B) constituting at the time of such election or nomination at least a majority of that Board of Directors (excluding, in the case of both preceding clauses (A) and (B), any individual whose initial nomination for, or assumption of office as, a member of that Board of Directors occurs as a result of an actual (or threatened) solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors.

“Code” shall mean the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

2

“Company” shall have the meaning ascribed thereto in the first paragraph of this Note, together with its successors and assigns, including in connection with any permitted merger or consolidation.

“Company Party” shall mean the Company and its Subsidiaries, individually and, in the plural usage, collectively.

“Constellation Commodities Group” shall mean Constellation Energy Commodities Group, Inc. (formerly known as Constellation Power Source, Inc.), a Delaware corporation.

“Constellation Generation” shall mean Constellation Generation Group, LLC (formerly known as Constellation Nuclear, LLC), a Maryland limited liability company.

“Constellation Nuclear Group” shall mean Constellation Energy Nuclear Group, LLC, a Maryland limited liability company.

“Contingent Obligation” shall mean as to any Person any guarantee of payment or performance by such Person of any Indebtedness or other obligation of any other Person, or any agreement to provide financial assurance with respect to the financial condition, or the payment of the obligations of, such other Person (including, without limitation, purchase or repurchase agreements, reimbursement agreements with respect to letters of credit or acceptances, indemnity arrangements, grants of security interests to support the obligations of another Person, keepwell agreements and take-or-pay or through-put arrangements) which has the effect of assuring or holding harmless any third person against loss with respect to one or more obligations of such third Person; provided, however, that the term Contingent Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation of any Person shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (ii) the maximum amount for which such contingently liable Person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such contingently liable Person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such contingently liable Person’s maximum reasonably anticipated liability in respect thereof as reasonably determined by the Company in good faith.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default” shall mean any event or condition that constitutes an Event of Default or that would become, with notice or lapse of time or both, an Event of Default.

“Equity-Preferred Securities” of any Person means (i) debt or preferred securities that are mandatorily convertible or mandatorily exchangeable into common shares of such Person and (ii) any other securities, however denominated, including but not limited to trust originated preferred securities, (A) issued by such Person or any Subsidiary of such Person, (B) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (C) that are perpetual or mature no less than 30 years from the date of issuance, (D) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (E) the terms of which permit the deferral of the payment of interest or distributions thereon.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.

“ERISA Event” shall mean (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (ii) the failure to meet the minimum funding standard of Section 412 of the Tax Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Tax Code) or the failure to make by its due date a required installment under Section 412(m) of the Tax Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Company Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any Company Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Company Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Company Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against any Company Party or any of its ERISA Affiliates in connection with any Employee Benefit Plan that could reasonably be expected in any case to result in material liability to any Company Party or to any of its ERISA Affiliates; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Tax Code) to qualify under Section 401(a) of the Tax Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Tax Code; (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Tax Code or pursuant to ERISA with respect to any Pension Plan; or (xi) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Tax Code or Section 406 of ERISA) which could reasonably be expected to result in material liability to any Company Party or any of its ERISA Affiliates.

“Event of Default” shall have the meaning assigned to it in Section 6.1 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

4

“Excluded Taxes” shall mean, with respect to any Holder, (a) taxes imposed on or measured by its overall net income or net profit (however denominated), and franchise taxes imposed on it (in lieu of net income taxes or net profit), by the jurisdiction (or any political subdivision thereof) under the laws of which such Holder is organized or in which its principal office is located or, in the case of any Holder, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located and (c) in the case of a Foreign Holder, any withholding tax that is imposed on amounts payable to such Foreign Holder at the time such Foreign Holder becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Holder’s failure or inability (other than as a result of a change in law) to comply with Section 2.5(b).

“Fiscal Year” shall mean the fiscal year of the Company.

“Foreign Holder” shall mean any Holder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Tax Code.

“GAAP” shall mean generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” shall mean any government or political subdivision of the United States or any other country or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision.

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation of (i) the guaranteeing person or (ii) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or

5

determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Holder” shall, unless the context otherwise requires, mean, at any time, any holder of all or any portion of the Note at such time.

“Indebtedness” shall mean, with respect to any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person, issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business) which purchase price is due more than one year from the date of incurrence of the obligation in respect thereof or is evidenced by a note or other instrument; (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit (to the extent not collateralized with cash or Cash Equivalents), banker’s acceptances and similar instruments (in each case, whether or not matured); (iv) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments including obligations so evidenced incurred in connection with the acquisition of property, assets or business; (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (vi) all Capitalized Lease Obligations, leverage leases, sale and leasebacks and other similar lease arrangements of such Person in amounts that exceed $25,000,000 in the aggregate; (vii) all Off-Balance Sheet Liabilities; (viii) withdrawal liability incurred under ERISA to any Multiemployer Plan by such Person or any trade or business (whether or not incorporated) which, together with such Person, could be deemed to be a single employer within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Tax Code and (ix) all indebtedness of others of the type referred to in (i) through (viii) as to which such Person has a Guarantee Obligation.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Initial Holder” shall have the meaning assigned to such term in paragraph 1 hereof.

“Issue Date” shall mean [                                         ].5

“Investor Rights Agreement” shall mean the Investor Rights Agreement, dated as of December 17, 2008, between the Company and the Initial Holder, as amended, supplemented or otherwise modified from time to time hereafter.

“Laws” shall mean, collectively, all common law and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, Tax Codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.

“Lien” shall have the meaning assigned to it in Section 5.1 hereof.

“Master Agreement” shall mean the Master Put Option and Membership Interest Purchase Agreement dated as of December 17, 2008 by and among the Company, the Purchaser, the Purchaser’s Parent (each as defined therein) and Constellation Nuclear Group, as amended, supplemented or otherwise modified from time to time hereafter.

[5]	Insert Issue date of Note.

6

“Material Adverse Effect” shall mean (i) a material adverse effect on, or material adverse change in, the business, assets, liabilities, operations, results of operations or financial or other condition of the Company Parties, taken as a whole, (ii) a material impairment of the ability of the Company to fully and timely perform any of its material obligations under the Note or (iii) a material impairment of the rights or benefits or remedies available to Holder under the Note.

“Material Subsidiary” shall mean (i) Constellation Commodities Group and Constellation Generation and (ii) any Subsidiary of the Company (x) the assets of which are equal to or greater than 30% of the consolidated assets (valued at book value) of the Company and its Subsidiaries, taken as a whole, and (y) the net income (determined in accordance with GAAP) of which is equal to or greater than 25% of the net income of the Company and its Subsidiaries, taken as a whole (initially determined as of the date hereof by reference to the audited financial statements of the Company and its consolidated Subsidiaries filed with or furnished to the SEC for Fiscal Year ended December 31, 2007 and thereafter determined as of the date annual audited financial statements of the Company and its consolidated Subsidiaries are required to be delivered to the Holder pursuant to Section 3.1(b).

“Maturity Date” shall mean June 30, 2010.

“Maximum Lawful Rate” shall have the meaning assigned to it in Section 2.3(d) hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA, (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions, (b) to which any Company or any ERISA Affiliate has within the preceding six plan years made or been obligated to make contributions, or (c) which could reasonably be expected to result in liability of any Company.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, (i) that is maintained for employees of the Company or any ERISA Affiliate of the Company and for the employees of one or more other Persons or was so maintained and (ii) in respect of which the Company or any ERISA Affiliate of the Company would have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“New Notes” shall have the meaning assigned to such term in Section 7.2(c) hereof.

“Note” shall have the meaning assigned to such term in the second paragraph hereof.

“Notice” shall have the meaning assigned to such term in Section 7.11 hereof.

“Obligations” shall mean all debts, liabilities, and obligations for monetary amounts (whether or not such amounts are liquidated or determinable) owing by the Company to Holder and arising under this Note, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Note. This term includes, without limitation, principal, all interest, charges, expenses, attorneys’ fees and any other sum chargeable to the Company under this Note (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

7

“Off-Balance Sheet Liability” of a Person shall mean any of the following obligations not appearing on such Person’s balance sheet (i) all lease obligations, leveraged leases, sale and leasebacks and other similar lease arrangements of such Person, (ii) any liability under any so called “synthetic lease” transaction entered into by such Person, and (iii) any obligation arising with respect to any other transaction if and to the extent that such obligation is the functional equivalent of borrowing but that does not constitute a liability on the balance sheet of such Person.

“Other Taxes” shall have the meaning assigned to such term in Section 7.3(c) hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 302 of ERISA which is maintained or contributed to by any Company Party or any of its ERISA Affiliates or which could reasonably be expected to result in liability (including under Section 4069 of ERISA) of any Company Party if terminated.

“Permitted Securitization” shall mean (i) the transfer of the rights of BG&E under a qualified rate order to an Affiliate, (ii) the issuance of rate stabilization bonds by an Affiliate of the BG&E and (iii) the creation of Liens on rate stabilization property to secure the payment of the rate stabilization bonds by an Affiliate of BG&E, as contemplated by Sections 7-520 et. seq. of the Public Utility Companies Article of the Annotated Code of Maryland or any successor provision of Maryland law; provided that for purposes of this definition, the term “Affiliate” shall have the meaning set forth above in this Annex I without giving effect to the proviso in the first sentence thereof.

“person” or “Person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, other entity, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean any material “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by the Company or any ERISA Affiliate of the Company.

“Preferred Stock” shall mean the Series B Convertible Preferred Stock, par value $0.01 per share, of the Company.

“recoverable amount” shall have the meaning assigned to such term in Section 2.6 hereof.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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“Responsible Officer” shall mean the chief executive officer of the Company and the president of the Company (if not the chief executive officer) and, with respect to financial matters, the chief financial officer of the Company.

“Restricted Payments” shall have the meaning assigned to such term in Section 5.5 hereof.

“Rules” shall have the meaning assigned to such term in Section 7.9(b).

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, (i) that is maintained for employees of the Company or any ERISA Affiliate of the Company and for no employees of any Person other than the Company or such ERISA Affiliate or was so maintained and (ii) in respect of which the Company or any ERISA Affiliate of the Company would have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Indebtedness” of any Person shall mean all Indebtedness of such Person and its Subsidiaries, excluding, however, (i) Indebtedness incurred in connection with any Permitted Securitization, (ii) Equity-Preferred Securities of such Person and its Subsidiaries not to exceed 20% of Capitalization of such Person (calculated for purposes of this definition without regard to any Equity-Preferred Securities of such Person and its Subsidiaries) and (iii) commercial paper issued by such Person or such Subsidiary and outstanding on any date of determination in an aggregate face amount not exceeding the lesser of $100,000,000 and the sum of (x) cash and (y) the value of Cash Equivalents, in each case, owned free and clear of any Lien by such Person or Subsidiary on such date.

“Stock Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of December 17, 2008, between the Company and the Initial Holder, as amended, supplemented or otherwise modified from time to time hereafter.

“Stock” shall mean all shares, options, warrants, general or limited partnership interests, limited liability company interests, participations or other equity securities or interests or equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or other entity, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 311-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” shall mean, with respect to any person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such person and/or one or more Subsidiaries of such person.

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“Tax Code” shall mean the Internal Revenue Tax Code of 1986, as amended.

“Taxes” shall mean (i) any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).

“Title IV Plan” shall mean a Single Employer Plan, Multiemployer Plan or Multiple Employer Plan.

“Voting Stock” shall mean, with respect to any Person, the Stock of such Person that ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only as long as no senior class of Stock has such voting power by reason of any contingency.

“Wachovia Facility” shall mean that certain Amended and Restated Credit Agreement, dated as of July 31, 2007, among Company, the lenders named therein, Wachovia Bank, National Association, as Administrative Agent, LC Bank and Swingline Lender, each of Wachovia Capital Markets, LLC, Banc of America Securities LLC, and Citigroup Global Markets Inc., as Co-Lead Arrangers and Co-Book Managers, each of Bank of America, N.A. and Citibank N.A., as Co-Syndication Agents, and each of Barclays Bank PLC and The Royal Bank of Scotland PLC, as Co-Documentation Agents, as amended from time to time.

“Wholly-Owned Subsidiary” shall mean, (i) with respect to any person, any corporation, partnership or other entity of which all of the Voting Stock (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) is directly or indirectly owned or controlled by such person and/or one or more Wholly-Owned Subsidiaries of such person and (ii) BG&E and its Wholly-Owned Subsidiaries.

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EXHIBIT B

Specified Indebtedness to Capitalization

The ratio of (i) Specified Indebtedness of the Company and its Subsidiaries taken as a whole to (ii) Capitalization of the Company and its Subsidiaries taken as a whole shall at all times be less than or equal to .65 to 1.0.

“Specified Indebtedness” of any Person shall mean all Indebtedness of such Person and its Subsidiaries, excluding, however, (i) Indebtedness incurred in connection with any Permitted Securitization, (ii) Equity-Preferred Securities of such Person and its Subsidiaries not to exceed 20% of Capitalization of such Person (calculated for purposes of this definition without regard to any Equity-Preferred Securities of such Person and its Subsidiaries) and (iii) commercial paper issued by such Person or such Subsidiary and outstanding on any date of determination in an aggregate face amount not exceeding the lesser of $1,000,000,000 and the sum of (x) cash and (y) the value of cash equivalents, in each case, owned by such Person or Subsidiary on such date.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any properties or rights.

“Capitalization” shall mean, with respect to any Person, the sum of (i) the aggregate of the capital stock, including preferred and preference stock, (but excluding treasury stock and capital stock subscribed and unissued) and other equity accounts (including retained earnings, paid-in capital and minority interest) of such Person and its Subsidiaries as the same appears on its balance sheet prepared in accordance with GAAP as of the date of determination, but including (without duplication and except as expressly provided otherwise herein) Equity-Preferred Securities of such Person and its Subsidiaries and excluding the effect on accumulated other comprehensive income (loss) resulting from (A) Financial Accounting Statement No. 133 (Accounting for Derivative Instruments and Hedging Activities) and (B) any pension and other post-retirement benefits liability adjustments recorded in accordance with GAAP, and (ii) the amount of all Specified Indebtedness of such Person and its Subsidiaries as of the same date.

“Indebtedness” shall mean, with respect to any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person, issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business) which purchase price is due more than one year from the date of incurrence of the obligation in respect thereof or is evidenced by a note or other instrument; (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit (to the extent not collateralized with cash or cash equivalents), banker’s acceptances and similar instruments (in each case, whether or not matured); (iv) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments including obligations so evidenced incurred in connection with the acquisition of property, assets or business; (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (vi) all Capitalized Lease

Obligations, leverage leases, sale and leasebacks and other similar lease arrangements of such Person in amounts that exceed $25,000,000 in the aggregate; (vii) all Off-Balance Sheet Liabilities; (viii) withdrawal liability incurred under ERISA to any Multiemployer Plan by such Person or any ERISA Affiliate of such Person (ix) all indebtedness of others of the type referred to in (i) through (viii) as to which such Person has a Guarantee Obligation.

“Permitted Securitization” shall mean (i) the transfer of the rights of Baltimore Gas and Electric Company under a qualified rate order to an Affiliate, (ii) the issuance of rate stabilization bonds by an Affiliate of Baltimore Gas and Electric Company and (iii) the creation of Liens on rate stabilization property to secure the payment of the rate stabilization bonds by an Affiliate of Baltimore Gas and Electric Company, as contemplated by Sections 7-520 et. seq. of the Public Utility Companies Article of the Annotated Code of Maryland or any successor provision of Maryland law.

“Equity-Preferred Securities” of any Person means (i) debt or preferred securities that are mandatorily convertible or mandatorily exchangeable into common shares of such Person and (ii) any other securities, however denominated, including but not limited to trust originated preferred securities, (A) issued by such Person or any Subsidiary of such Person, (B) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (C) that are perpetual or mature no less than 30 years from the date of issuance, (D) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (E) the terms of which permit the deferral of the payment of interest or distributions thereon.

“Capitalized Lease Obligation” shall mean any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property, which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with GAAP, and for purposes hereof the amount of such obligation shall be the capitalized amount determined in accordance with such principles.

“Off-Balance Sheet Liability” of a Person shall mean any of the following obligations not appearing on such Person’s balance sheet (i) all lease obligations, leveraged leases, sale and leasebacks and other similar lease arrangements of such Person, (ii) any liability under any so called “synthetic lease” transaction entered into by such Person, and (iii) any obligation arising with respect to any other transaction if and to the extent that such obligation is the functional equivalent of borrowing but that does not constitute a liability on the balance sheet of such Person.

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation of (i) the guaranteeing person or (ii) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.